Exhibit 99.1

News Release	JBT Corporation
70 W. Madison
Suite 4400

For Release: Immediate

Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Starts 2015 with a Strong First Quarter Performance

Highlights:

o	Revenue of $225 million, up 14 percent from prior-year period

o	Segment operating profit of $21.5 million, up 53 percent

o	Diluted earnings per share from continuing operations of $0.27 vs. a loss per share of $0.16 and adjusted diluted earnings per share from continuing operations of $0.15 in the prior year

o	Inbound orders increased 17 percent year over year

CHICAGO, April 29, 2015—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the first quarter of 2015.

Revenue for the first quarter of 2015 was $225.0 million, an increase of 13.6 percent from the first quarter of 2014. On a constant currency basis, revenue increased 18.5 percent year over year. Segment operating profit increased 52.5 percent, with margin expansion at both FoodTech and AeroTech. Corporate expense for the quarter was $7.8 million compared to $9.1 million in the year-ago period. In the first quarter of 2014, corporate expense included management succession and consulting costs of $2.4 million. In addition, the Company booked restructuring charges of $10.2 million in the first quarter of 2014.

Diluted earnings per share from continuing operations was $0.27 versus a loss per share from continuing operations of $0.16 in the prior year. Excluding restructuring charges and management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.15 in the prior year.

“The benefits of our Next Level strategy are reflected in our strong first quarter results,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “We are capturing margin expansion from our organizational simplification and strategic pricing initiatives. Also, investments in our profitable aftermarket business and strategic acquisitions are enhancing our growth rate.”

Orders and Backlog

In the first quarter of 2015, inbound orders of $305.9 million increased 17.2 percent and backlog declined slightly from the prior-year period. On a constant currency basis, inbound orders increased 24.0 percent.

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JBT Corporation

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2015 Outlook

The Company estimates foreign currency translation headwind of $0.15 per share, higher than the previous estimate of $0.10. Notwithstanding this pressure, the Company continues to project full year 2015 diluted earnings per share in the range of $1.65 - $1.80. As the Company pursues efforts to moderate seasonality of the business and improve operational efficiency, it expects the second and third quarters to be similar with heavier fourth quarter earnings. The Company expects this, along with the wind down of AeroTech’s Halvorsen business, will put modest pressure on second quarter comparisons, on a year-over-year basis.

First Quarter 2015 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EDT on Thursday, April 30, 2015 to discuss first quarter 2015 financial results. Participants may access the conference call by dialing (877) 235-3250 in the U.S. and Canada or (706) 643-5005 for international callers and using conference ID 27606437, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on April 30, 2015.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its FoodTech segment and for domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 3,500 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

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JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014

Revenue	$225.0	$198.0
Cost of sales	162.0	146.0

Gross profit	63.0	52.0

Selling, general and administrative expense	45.9	43.6
Research and development expense	3.7	3.5
Restructuring expense	-	10.2
Other income, net	(0.3)	(0.1)

Operating income (loss)	13.7	(5.2)

Net interest expense	1.8	1.3
Income (loss) from continuing operations before income taxes	11.9	(6.5)
Provision (benefit) for income taxes	3.9	(1.8)
Income (loss) from continuing operations	8.0	(4.7)
Loss from discontinued operations, net of taxes	-	(0.1)
Net income (loss)	$8.0	$(4.8)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.27	$(0.16)
Loss from discontinued operations	-	-
Net income (loss)	$0.27	$(0.16)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.27	$(0.16)
Loss from discontinued operations	-	-
Net income (loss)	$0.27	$(0.16)

Weighted average shares outstanding
Basic	29.6	29.4
Diluted	29.8	29.4

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The results for the three months ended March 31, 2015 and 2014 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended
	March 31,
(In millions)	2015	2014

Income (loss) from continuing operations as reported	$8.0	$(4.7)

Non-GAAP adjustments:
Restructuring expense	-	10.2
Management succession costs	-	1.5
Strategy and pricing consulting	-	0.9

Impact on tax provision from Non-GAAP adjustments	-	(3.4)

Adjusted income from continuing operations	$8.0	$4.5

(In millions, except EPS)

Income (loss) from continuing operations as reported	8.0	(4.7)
Total shares and dilutive securities	29.8	29.4
Diluted earnings (loss) per share from continuing operations	$0.27	$(0.16)

Adjusted income from continuing operations	8.0	4.5
Total shares and dilutive securities	29.8	29.8
Adjusted diluted earnings per share from continuing operations	$0.27	$0.15

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share. Adjusted income from continuing operations and adjusted diluted earnings per share are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating Company performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The tables below show a calculation of EBITDA and adjusted EBITDA by segment and consolidated for JBT.

For the three months ended March 31, 2015:

(In millions)	Operating income (loss)	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$13.1	$5.9	$19.0	$-	$19.0
JBT AeroTech	8.4	0.5	8.9	-	8.9
Corporate expense	(7.8)	0.4	(7.4)	-	(7.4)
Restructuring expense	-	-	-	-	-
Total	$13.7	$6.8	$20.5	$-	$20.5

For the three months ended March 31, 2014:

(In millions)	Operating income (loss)	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$11.8	$4.9	$16.7	$-	$16.7
JBT AeroTech	2.3	0.5	2.8	-	2.8
Corporate expense	(9.1)	0.2	(8.9)	2.4	(6.5)
Restructuring expense	(10.2)	-	(10.2)	10.2	-
Total	$(5.2)	$5.6	$0.4	$12.6	$13.0

The tables above provide our operating income (loss) as adjusted by depreciation and amortization expense booked during the period to arrive at a segmental and consolidated EBITDA value. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an adjusted EBITDA for the two periods reported. Given the Company’s Next Level focus on growth through strategic acquisition, management considers adjusted EBITDA to be an important Non-GAAP measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets. We use this non-GAAP information on Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2015	2014
Revenue
JBT FoodTech	$139.2	$135.5
JBT AeroTech	86.2	62.7
Intercompany eliminations	(0.4)	(0.2)
Total revenue	$225.0	$198.0

Operating income (loss) before income taxes
Segment operating profit
JBT FoodTech	$13.1	$11.8
JBT AeroTech	8.4	2.3
Total segment operating profit	21.5	14.1

Corporate expense (1)	(7.8)	(9.1)
Restructuring expense	-	(10.2)

Operating income (loss)	$13.7	$(5.2)

Other business segment information

Adjusted EBITDA
JBT FoodTech	$19.0	$16.7
JBT AeroTech	8.9	2.8
Corporate	(7.4)	(6.5)
Total Adjusted EBITDA	$20.5	$13.0

Inbound Orders
JBT FoodTech	$206.1	$160.6
JBT AeroTech	100.3	100.5
Intercompany eliminations	(0.5)	(0.2)
Total inbound orders	$305.9	$260.9

	March 31,
	2015	2014
Order Backlog
JBT FoodTech	$255.5	$238.8
JBT AeroTech	179.9	200.6
Total order backlog	$435.4	$439.4

(1) Corporate expense includes corporate staff costs, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$19.8	$33.3
Trade receivables, net	145.8	176.2
Inventories	118.0	111.8
Other current assets	70.9	66.6
Total current assets	354.5	387.9

Property, plant and equipment, net	143.2	147.6
Other assets	152.5	162.3
Total assets	$650.2	$697.8

Short term debt and current portion of long-term debt	$4.0	$4.2
Accounts payable, trade and other	86.4	89.5
Advance payments and progress billings	106.5	86.2
Other current liabilities	91.3	106.5
Total current liabilities	288.2	286.4

Long-term debt, less current portion	150.6	173.8
Accrued pension and other postretirement benefits, less current portion	82.9	93.1
Other liabilities	24.1	25.3

Common stock and paid-in capital	65.6	69.9
Retained earnings	171.7	166.4
Accumulated other comprehensive loss	(132.9)	(117.1)
Total stockholders' equity	104.4	119.2
Total liabilities and stockholders' equity	$650.2	$697.8

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2015	2014

Cash Flows From Operating Activities:
Income (loss) from continuing operations	$8.0	$(4.7)

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	6.8	5.6
Other	5.4	5.5

Changes in operating assets and liabilities:
Trade accounts receivable, net	26.2	38.4
Inventories	(11.7)	(22.1)
Accounts payable, trade and other	0.8	1.4
Advance payments and progress billings	24.9	6.5
Other - assets and liabilities, net	(29.9)	(9.5)

Cash provided by continuing operating activities	30.5	21.1

Cash required by discontinued operating activities	-	(0.1)

Cash Flows Required by Investing Activities:
Acquisitions, net of cash acquired	-	(1.7)
Capital expenditures	(7.8)	(8.5)
Other	0.3	0.3

Cash required by investing activities	(7.5)	(9.9)

Cash Flows Required by Financing Activities:
Net payments on credit facilities	(22.3)	(17.2)
Dividends paid	(3.0)	(2.8)
Purchase of stock held in treasury	(3.1)	-
Other	(2.5)	(1.7)

Cash required by financing activities	(30.9)	(21.7)

Effect of foreign exchange rate changes on cash and cash equivalents	(5.6)	0.3

Decrease in cash and cash equivalents	(13.5)	(10.3)

Cash and cash equivalents, beginning of period	33.3	29.4

Cash and cash equivalents, end of period	$19.8	$19.1